UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 31, 2017

WASHINGTON PRIME GROUP INC.

(Exact name of registrant as specified in its charter)

Indiana	001-36252	046-4323686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 621-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Washington Prime Group Inc. (the “Registrant” or “Company”) engaged in shareholder outreach regarding the Company’s compensation program. As a result of this outreach, the Company revised its compensation program to, among other things, eliminate excise tax gross up provisions in its executive compensation arrangements.

In connection with the Company’s restructuring of its compensation arrangements, on January 31, 2017, effective as of January 1, 2017, the Company executed amended and restated employment agreements with each of Mr. Mark E. Yale, Executive Vice President and Chief Financial Officer of the Company, Mr. Keric M. “Butch” Knerr, Executive Vice President and Chief Operating Officer of the Company and Mr. Robert P. Demchak, Executive Vice President, General Counsel and Corporate Secretary (Messrs. Yale, Knerr and Demchak to be referred to herein as, the “Executives” and each an “Executive”). Also on January 31, 2017, the Company executed an Amended and Restated Severance Benefits Agreement (the “Agreement”) with Ms. Lisa A. Indest, the Company’s Senior Vice President, Finance and Chief Accounting Officer. The agreements for Messrs. Yale, Knerr and Demchak describe the salary, cash incentive, equity, severance, and change in control compensation for each and are summarized below. With respect to Ms. Indest, the Agreement amends and restates Ms. Indest’s existing Severance Benefits Agreement, dated as of June 28, 2004, as amended on each of April 1, 2011 and January 12, 2015 (the “Indest Prior Agreement”), to modify the components of the severance payment payable under the Agreement. The material terms of the Agreement are also summarized below. The Compensation Committee (the “Committee”) of the Company’s Board of Directors approved each of the aforementioned agreements.

i.	Amended and Restated Employment Agreements – Messrs. Yale, Knerr and Demchak

Under the respective amended and restated employment agreements for each of Messrs. Yale (the “Yale Agreement”), Knerr (the “Knerr Agreement”) and Demchak (the “Demchak Agreement”), Mr. Yale is to serve as the Executive Vice President and Chief Financial Officer of the Registrant, Mr. Knerr is to serve as Executive Vice President and Chief Operating Officer of the Registrant and Mr. Demchak is to serve as the Executive Vice President, General Counsel and Corporate Secretary of the Company. Each Executive shall serve for a term ending on December 31, 2019 (the “Employment Period”) unless the Employment Period is earlier terminated pursuant to the terms of either Executive’s respective agreement. Provided there is not an early termination, on December 31, 2019 and each annual anniversary of such date thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the respective Employment Period for each Executive shall automatically extend so as to terminate one year from such Renewal Date unless, at least 120 days prior to the Renewal Date, either party to the respective employment agreement gives written notice to the other that the Employment Period shall not be so extended.

1.	Salary and Cash Incentive Compensation

Pursuant to the Yale Agreement, Mr. Yale shall receive an annual base salary at the rate of $512,500 (“Yale Base Salary”). Mr. Knerr shall receive an annual base salary at the rate of $507,000 (“Knerr Base Salary”). Mr. Demchak shall receive an annual base salary at the rate of $400,000 (“Demchak Base Salary”). Each Executive’s base salary shall be subject to review by the Committee for adjustment at least annually. Each Executive shall be eligible for an annual cash bonus each year during the Employment Period pursuant to the terms of the Company’s annual incentive plan as in effect from time to time. Mr. Yale’s target annual bonus shall be 125% of the Yale Base Salary, Mr. Knerr’s target annual bonus shall be 175% of the Knerr Base Salary and Mr. Demchak’s target annual bonus shall be 150% of the Demchak Base Salary. The actual bonus payment in the case of each Executive may range from 0% to 200% of the Executive’s target bonus, based upon the level of achievement of performance goals established under the cash incentive plan in place.

2.	Equity Compensation

Each Executive shall be eligible to receive a performance based and time-based equity award in 2017 and such other equity awards, as determined by the Committee, in future years during the Employment Period. The terms of the 2017 equity awards for each Executive are summarized below.

On the date that the 2017 annual equity awards are granted to the Company’s senior executives (the “Equity Award Date”), both Executives shall each receive a grant of performance stock units of the Company (“PSUs”) issued under the Washington Prime Group, L.P. 2014 Stock Incentive Plan (“2014 Plan”). The target number of PSUs granted shall be determined by dividing, with respect to Messrs. Yale and Knerr, $300,000, and, with respect to Mr. Demchak, $150,000, in each case by the closing price of a share of the Company’s common stock on the Equity Award Date (“Equity Award Target”). Subject to the terms and conditions of the award agreement and 2014 Plan, actual PSUs earned may range from 0% to 150% of the Equity Award Target, based on the Company’s total shareholder return achievement as compared to the Company’s retail REIT peer group over a three-year performance period. During the period following grant and prior to settlement, dividend equivalents will accrue with respect to the number of PSUs that actually vest at the end of the applicable performance period corresponding to the amount of any dividends paid by the Company to the Company’s shareholders for the applicable dividend payment dates. Such dividend equivalents for PSUs will be paid at the time the PSUs are settled.

The time-based equity award granted on the Equity Award Date shall be restricted stock units (“RSUs”). Each Executive, pursuant to his respective agreement, shall receive a grant of RSUs from the 2014 Plan. The number of RSUs to be issued shall be determined by dividing, with respect to Messrs. Yale and Knerr, $300,000, and, with respect to Mr. Demchak, $150,000, in each case by the closing price of a share of the Company’s common stock on the Equity Award Date. The RSUs shall be subject to the terms and conditions of the 2014 Plan and RSU award agreement. The issued RSUs shall vest in three equal tranches on each anniversary of the Equity Award Date, subject to the recipient Executive’s continued employment with the Company through each vesting date. During the period prior to vesting, dividend equivalents will be paid with respect to the RSUs granted.

3.	Severance and Change in Control Compensation

Under the respective employment agreement for each Executive, if during the Employment Period (including any renewals thereof): (A) the Company shall terminate the Executive’s employment for any reason other than cause (as defined in each Executive’s employment agreement) or as a result of an Executive’s death or disability (as defined in each Executive’s employment agreement); or (B) either Executive terminates his employment for good reason (as defined in each Executive’s employment agreement) or without good reason then the Company shall, as appropriate and applicable under each Executive’s employment agreement, pay to the impacted Executive (or his estate) certain cash payments and provide specified benefits, including, but not limited to, the acceleration of certain vesting of equity awards that he holds, have been allocated, or earned. Lastly, in the event of a change in control (as defined in each Executive’s employment agreement) of the Company, the respective employment agreement of each Executive permits the accelerated vesting of certain equity awards held by or earned by each Executive subject to the satisfaction of certain conditions and, in the event that either Executive’s employment is terminated upon or within two years following a change in control, then the Company shall pay and provide to each Executive, as applicable, certain cash payments and specified benefits.

4.	Other Terms

Subject to certain conditions, under the Yale Agreement, Knerr Agreement and Demchak Agreement, the Company shall pay, or shall cause to be paid, for each the COBRA premium for 18 months following each Executive’s respective termination to continue all medical, dental, and vision group insurance benefit programs or arrangements in which such Executive was entitled to participate immediately prior to termination. Also, the Yale Agreement, Knerr Agreement and Demchak Agreement contain provisions that: (A) subject each Executive to restrictive covenants regarding non-competition, non-solicitation, confidentiality and non-disparagement for up to one year following the date of termination; (B) with respect to Mr. Yale, obligate the Company, each year during the Employment Period, to reimburse Mr. Yale for insurance premiums paid by him during the year for disability and life insurance policies covering him in an aggregate amount of up to $15,000 annually, and (C) all payments made to either Executive pursuant to their respective employment agreement shall be subject to clawback by the Company to the extent required by applicable law or the policies of the Company as in effect from time to time.

The Yale Agreement supersedes and replaces, in their entirety, the Employment Agreement, by and between Mr. Yale and the Company, dated October 10, 2014, as amended on March 21, 2016 and Mr. Yale’s Severance Benefits Agreement, dated as of August 30, 2004, as amended on September 8, 2006, April 1, 2011 and October 10, 2014, such that Mr. Yale shall no longer have any rights, benefits or obligations under either of the aforementioned agreements. The Yale Agreement also eliminates the legacy excise tax reimbursement, or gross-up provisions, related to gross-up payments that the Company would have been required to make under the Mr. Yale’s Severance Benefits Agreement. The Knerr Agreement supersedes and replaces the Employment Agreement by and between Mr. Knerr and the Company, dated as of September 8, 2014 such that Mr. Knerr shall no longer have any rights, benefits or obligations under this agreement. The Demchak Agreement supersedes and replaces the amended and restated employment agreement by and between Mr. Demchak and the Company, dated as of June 20, 2016.

The foregoing is only a summary of certain terms and provisions of the Yale Agreement, the Knerr Agreement and the Demchak Agreement which are qualified in their entirety by Exhibits 10.1, 10.2 and 10.3, respectively, which are each incorporated by reference herein.

ii.	The Agreement – Ms. Indest

The Agreement amends the provisions of the Indest Prior Agreement and eliminates the legacy excise tax reimbursement, or gross-up provisions, related to gross-up payments that the Company would have been required to make under the Indest Prior Agreement. The Agreement shall continue in effect until Ms. Indest’s employment with the Company (or any affiliate) terminates and Ms. Indest is entitled to receive all benefits under the Agreement.

Under the Agreement, in the event Ms. Indest’s employment with the Company is terminated by the Company without cause (as defined in the Agreement) or by Ms. Indest for good reason (as defined in the Agreement), Ms. Indest shall be entitled to receive (subject to executing a release and the expiration of the revocation period) a lump sum severance payment equal to two (2) times Ms. Indest’s annual base salary at the rate in effect at the time of termination plus the target annual cash bonus opportunity for Ms. Indest under the applicable annual cash bonus plan(s) in which she participates in the year in which the termination occurs or such annual cash bonus plan(s) in effect during the Company’s most recently completed fiscal year if no duly effective and approved annual cash bonus plan is in place for the year in which the termination occurs. Additionally, the Company shall pay Ms. Indest: (A) any accrued bonus earned but not yet paid for the year prior to the year in which the termination occurs and (B) a pro rata portion of Ms. Indest’s annual bonus for the year in which the termination occurs, based on: (1) the portion of such year Ms. Indest was employed by the Company and (2) the actual performance for the period. Additionally, provided the termination is for good reason or without cause, any time-based Company restricted stock awards granted to Ms. Indest prior to the effective date of the Agreement which are outstanding and unvested on the date of termination shall, on the date of such termination, become fully vested upon the date of such termination. Additionally, subject to certain conditions, the Company shall pay, or shall cause to be paid, for Ms. Indest the COBRA premium for 18 months following the termination of Ms. Indest to continue all medical, dental, and vision group insurance benefit programs or arrangements in which Ms. Indest was entitled to participate immediately prior the termination of Ms. Indest’s employment. Lastly, in addition to the annual base salary, the Indest Agreement mandates that Ms. Indest be eligible to be awarded, for each fiscal year of the Company during which she is employed by the Company, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s annual incentive plan, as in effect from time to time. Ms. Indest’s target Annual Bonus opportunity shall be 75% of her annual base salary.

The foregoing is only a summary of certain terms and provisions of the Agreement which is qualified in its entirety by Exhibit 10.4 which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

10.1	Amended and Restated Employment Agreement, dated January 31, 2017, by and between Washington Prime Group Inc. and Mark E. Yale.
10.2	Amended and Restated Employment Agreement, dated January 31, 2017, by and between Washington Prime Group Inc. and Keric M. Knerr.
10.3	Amended and Restated Employment Agreement, dated January 31, 2017, by and between Washington Prime Group Inc. and Robert P. Demchak.
10.4	Amended and Restated Severance Benefits Agreement, dated January 31, 2017, by and between Washington Prime Group Inc. and Lisa A. Indest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON PRIME GROUP INC.

	By:	/s/ Robert P. Demchak
Date: February 2, 2017
	Name:	Robert P. Demchak
	Title:	Executive Vice President, General Counsel and Corporate Secretary